Exhibit 10.2

IMH FINANCIAL CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN

INTRODUCTION; PURPOSE
The IMH Financial Corporation Annual Incentive Plan (the “Plan”), as described in this Plan document, is intended to provide annual cash-based incentive awards (“Incentive Compensation”) to eligible participants (as described below). The amount, if any, payable to a participant under the Plan will depend on the participant’s percentage interest in the “Executive Bonus Pool” and the Company’s “Modified Pre-Tax Earnings” for each “Plan Year” (as such terms are defined below). The Plan is effective as of August 1, 2014.
PLAN YEAR
The term “Plan Year” means the initial short “Plan Year” beginning August 1, 2014 and ending December 31, 2014 and each calendar year thereafter.
ELIGIBILITY
The following individuals are eligible to participate in the Plan: (1) the Company’s Chief Executive Officer; (2) the Company’s Chief Financial Officer; (3) the Company’s General Counsel; (4) the Company’s Head of Originations; and (5) any other employee designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as a participant in the Plan. The designation of an individual as a participant shall be evidenced in an employment agreement or other written instrument signed by a representative of the Committee and delivered to the participant. Oral designations are not permitted and will be given no effect.
ESTABLISHMENT OF EXECUTIVE BONUS POOL
For each Plan Year the Committee will approve a Modified Pre-Tax Earnings budget, an Executive Bonus Pool (which typically will be expressed as a percentage of the actual Modified Pre-Tax Earnings for the Plan Year) and each participant’s percentage interest in the Executive Bonus Pool. If the Company achieves Modified Pre-Tax Earnings of at least 60% but less than 100% of the annual budgeted amount for a particular Plan Year, a sliding scale substantially in the form of attached Table I will be used to determine the Executive Bonus Pool for that Plan Year. If the Company achieves Modified Pre-Tax Earnings in excess of the annual budgeted amount for a particular Plan Year, the Committee, in the exercise of its discretion, may increase the Executive Bonus Pool for that Plan Year.

Exhibit 10.2

Beginning in the 2015 Plan Year, the budgeted Modified Pre-Tax Earnings, the potential size of the Pool, the sliding scale and each participant’s percentage interest in the Pool will be communicated by the Committee to the participants within 90 days following the commencement of the applicable Plan Year. The sliding scale and the percentage interest need not be the same for each participant.
The Executive Bonus Pool will equal 10% of the Company’s Modified Pre-Tax Earnings.
For purposes of the Plan, “Modified Pre-Tax Earnings” means the Company’s pre-tax earnings, computed in accordance with Generally Accepted Accounting Principles (GAAP), adjusted by adding back depreciation, amortization and non-cash stock-based compensation charges. Also, on a case-by-case basis one-time or other unique charges may, with the approval of the Compensation Committee, be disregarded for purposes of computing Modified Pre-Tax Earnings. The preferred stock redemption premium is expected to be charged directly to equity. If the preferred stock redemption is charged to earnings, then such charge will be an addition to the Company’s Modified Pre-Tax Earnings.
No Incentive Compensation will be payable pursuant to the Plan for any Plan Year unless the Committee determines that at least 60% of the Modified Pre-Tax Earnings budget established for that Plan Year has been achieved.
In an employment agreement, the Committee may modify the Plan as it applies to the individual covered by that employment agreement. In cases of conflict, the terms of an employment agreement will control over conflicting provisions of the Plan.
PAYMENT OF INCENTIVE COMPENSATION
To the extent Incentive Compensation is payable pursuant to the Plan, the Company will make the payment due to a participant in a single lump sum, subject to applicable withholding, on or before March 15 of the year following the year in which the Incentive Compensation is earned, unless the participant has properly elected to defer the payment pursuant to the IMH Financial Corporation Deferred Compensation Plan.
TERMINATION OF EMPLOYMENT
Unless otherwise determined by the Committee, any participant who voluntarily terminates employment on or before the day on which the Incentive Compensation is paid for a particular Plan Year will forfeit his or her right to receive the Incentive Compensation. If a participant’s employment is involuntarily terminated without “Cause” on or before May 31 of any Plan Year, or if a participant’s employment is involuntarily terminated for “Cause” on or before the day on which Incentive Compensation is paid for a particular Plan Year, the participant will forfeit his or her right to receive any Incentive Compensation for that Plan Year. If a participant’s employment is involuntarily terminated after May 31 of any Plan Year for any reason other than “Cause,” the participant will

Exhibit 10.2

receive a pro rata Incentive Compensation payment for that year, at the same time as Incentive Compensation is paid to other participants for that Plan Year, with the amount to be determined by multiplying the Incentive Compensation otherwise payable to the participant for the Plan Year by a fraction, the numerator of which is the number of calendar days elapsed during the Plan Year prior to the participant’s termination of employment and the denominator of which is 365 (or 366 in the case of a leap year). For the initial Plan Year, the fraction referred to in the preceding sentence will be adjusted appropriately.
For purposes of the Plan, “Cause” means a determination by 66-2/3% or more of the Board members (not including the Executive), that Executive has engaged in the following conduct: (A) the Executive’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of, or enters a guilty plea to, a felony involving moral turpitude; or (C) the Executive engages in (1) intentional gross negligence causing material harm to the Company or any affiliate, or its or their business or reputation, (2) intentional, willful and material misconduct, or (3) intentional, willful and material breach of fiduciary duty; or (4) the Executive intentionally, willfully and materially breaches the restrictive covenants included in any agreement between the participant and the Company. The Board’s determination that Cause exists under (A) or (C) above may only be made after providing at least 30 days’ notice to Executive of its intent to terminate Executive for Cause and permitting the Executive the right, either individually or through his counsel, to present evidence to the contrary to the Board.
ADMINISTRATION; CONSTRUCTION AND INTERPRETATION
The Committee has the power and discretion to perform the duties assigned to the Company under this Plan and any other duties required for proper administration of the Plan. Without limiting the generality of the foregoing, the Committee has the power and discretion to construe and interpret the Plan and to decide all questions and disputes arising under the Plan. The Committee may, in its discretion, delegate any or all of its duties under the Plan.
SECTION 409A COMPLIANCE
This Plan shall be operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exception thereto and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under the Plan. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the participants, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to the Plan.

Exhibit 10.2

AMENDMENT AND TERMINATION
The Company has the right at any time, and for any reason, to adjust, amend, suspend or terminate the Plan. The Company will not adjust, amend, suspend or terminate the Plan in a manner that results in a violation of Section 409A or any other provision of applicable law.
ETHICS; CLAWBACK
The purpose of the Plan is to fairly reward individual and Company performance. Any participant who manipulates or attempts to manipulate the Plan or the Company’s reported performance for personal gain will forfeit the right to receive an Incentive Compensation payment. By accepting the opportunity to receive Incentive Compensation, each participant agrees to be bound by, and comply with, any Company policy or applicable law that calls for the recapture or clawback of all or any portion of an Incentive Compensation payment, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the final rules issued by the Securities and Exchange Commission pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Exhibit 10.2

Table I

Executive Bonus Pool Calculation for Performance Less Than Budgeted
Modified Pre-Tax Earnings (“MPE”)

Tier	% of Budgeted MPE Achieved		Executive Bonus Pool as % of Budgeted MPE Attained[1]
	From	To
0	0%	59.99%	0%
1	60%	64.99%	5%
2	65%	69.99%	5.625%
3	70%	74.99%	6.25%
4	75%	79.99%	6.875%
5	80%	84.99%	7.5%
6	85%	89.99%	8.125%
7	90%	94.99%	8.75%
8	95%	99.99%	9.375%
9	100%		10%

_________________________
1 The Executive Bonus Pool will equal a percentage of the attained MPE. Unless the Committee determines otherwise in accordance with the provisions of the Plan, MPE in excess of the Budgeted MPE will be disregarded.

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